                                     FORM 8-K

                         SECURITIES AND EXCHANGE COMMISSION

                               Washington D.C. 20549

                                   CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                 Date of Report (Date of earliest event reported):
                                   May 1, 2002

                       THE HIGH YIELD INCOME FUND, INC.
             (Exact name of the registrant as specified in its charter)

         Maryland                    811-5296               13-3421763
(State or other jurisdiction        (Commission          (I.R.S. Employer
      of incorporation)             File Number)         Identification No.)

      100 Mulberry Street
 Gateway Center Three, 4th FL
           Newark, NJ                                           07102
     (Address of principal                                   (Zip code)
      executive offices)

     Registrant's telephone number, including area code: (973) 367-7521

                                     N/A
         (Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

On February 27, 2002 the Fund's Board of Directors approved a change in the Fund's investment policies. The change is effective as of May 1, 2002 and is described in the Fund's
Semi-Annual Report to Shareholders dated February 28, 2002 as follows:

Effective May 1, 2002, the Fund may engage in interest rate swap transactions solely for hedging purposes, to the extent that the net interest payments on such swap transactions does not exceed 5% of the Fund's net assets. In a swap transaction, the Fund and another party exchange their respective commitments to pay or receive interest, e.g., an exchange of floating rate payments for fixed income payments. The Fund expects to enter into swap transactions primarily to preserve a return or spread on a particular investment or portion of its portfolio or to protect against any increase in the price of securities the Fund anticipates purchasing at a later date.


The Fund may enter into interest rate swaps traded on an exchange or in the over-the-counter (OTC) market.
Interest rate swaps do not involve the delivery of securities or other underlying assets or principal.
Accordingly, the risk of loss with respect to interest rate swaps is limited to the net amount of interest payments that the Fund is contractually obligated to make. If the other party to an interest rate swap defaults, the Fund's risk of loss consists of the net amount of interest payments that the Fund is contractually entitled to receive. The use of interest rate swaps is a highly speculative activity which involves investment techniques and risks different from those associated with ordinary portfolio securities transactions.
If the investment adviser is incorrect in its forecast of market values, interest rates and other applicable factors, the investment performance of the Fund would diminish compared to what it would have been if this investment technique had never been used. The Fund may enter into interest rate swaps as a hedge against changes in the interest rate of a security in its portfolio or that of a security the Fund anticipates buying. If the Fund purchases an interest rate swap to hedge against a change in an interest rate of a security the Fund anticipates buying, and such interest rate changes unfavorably for the Fund, then the Fund may determine not to invest in the securities as planned and will realize a loss on the interest rate swap that is not offset by a change in the interest rates or the price of the securities.

In addition, effective May 1, 2002, the Fund may purchase or sell futures contracts on 10-year interest rate swaps
(Swap Futures) for hedging purposes only. The Fund's investment in Swap Futures will be subject to the Fund's limitations on investments in futures. Futures contracts on Swap Futures, introduced by the Chicago
Board of Trade in October 2001, enable purchasers to cash settle at a future date at a price determined by the International Swaps and Derivatives Association
Benchmark Rate for a 10-year U.S. dollar interest rate swap on the last day of trading. The structure of Swap
Futures blends certain characteristics of existing
OTC swaps and futures products. Unlike most swaps traded in the OTC market that are so-called 'par' swaps with a fixed market value trading on a rate basis, Swap Futures have fixed notional coupons and trade on a price basis. In addition, Swap Futures are constant maturity products that will not mature like
OTC swaps, but rather represent a series of 10-year instruments expiring quarterly. Because Swap Futures are traded on an exchange, there is minimal counterparty or default risk, although, like all futures contracts, the Fund could experience delays and/or losses associated with the bankruptcy of a broker through which the Fund engages in futures transactions. Investing in Swap Futures is subject to the same risks of investing in futures.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                  THE HIGH YIELD INCOME FUND, INC.
                                  (Registrant)

Date: May 3, 2002                 By: /s/ DEBORAH A. DOCS
                                      --------------------------------
                                      Deborah A. Docs
                                      Secretary